UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 21, 2006

Date of Report (Date of earliest event reported)

HYPERSPACE COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8480 East Orchard Road, Suite 6600, Greenwood Village, CO 80111

(Address of principal executive offices)

(303) 566-6500

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Director Equity Compensation Program

On February 21, 2006, the Compensation Committee and Board of Directors of HyperSpace Communications, Inc. (“HyperSpace”) approved a program regarding issuance of restricted stock units (RSUs) under the 2004 Equity Incentive Plan to non-employee Board members.

For 2006, non-employee members of the Board received grants of RSUs as follows: David A. Young , 6,838 RSUs; Kent L. Swanson, 5,128 RSUs; Eric D. Murphy, 5,128 RSUs; Angela Blatteis, 3,419 RSUs; Jordan W. Katz, 3,419 RSUs; and David E. Girard 3,419 RSUs.    These RSUs vest in three equal installments on February 21, 2006, January 1, 2007, and January 1, 2008.

For subsequent years, it is anticipated that non-employee Board members will receive an annual grant of RSUs equal in value to their annual cash compensation for service on the Board and its committees. (Non-employee members of the Board of Directors currently receive $20,000 of annual cash compensation. Each member of the Audit and Corporate Governance Committee receives an additional $10,000 in cash compensation annually for service on the Audit and Corporate Governance Committee, and the chairman of the Audit and Corporate Governance Committee receives total cash compensation of $40,000 annually. Members of the Compensation and Nominating Committees do not receive additional cash compensation for their service on such committees.) The number of RSUs to be issued annually under the program will be calculated by dividing the director’s annual cash compensation by the closing market price of the Company’s common stock on the business day immediately preceding the grant date. The RSUs will vest one third annually, commencing on the date of the grant.

Cash and equity compensation of members of the Board of Directors is subject to modification from time to time as approved by the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HyperSpace Communications, Inc.

Date: February 27, 2006	By: /s/ Mark A. Pougnet Mark A. Pougnet Chief Financial Officer